Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief Financial Officer
412.856.0363	412.781.0320	412.856.0363

RELEASE DATE: July 26, 2018

STANDARD AVB FINANCIAL CORP. ANNOUNCES SECOND QUARTER EARNINGS
AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – July 26, 2018 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended June 30, 2018 of $2.5 million, or $0.54 per basic share, compared to $385,000, or $0.09 per basic share, for the quarter ended June 30, 2017. Net income for the second quarter of 2017 was significantly impacted by merger-related expenses of $2.8 million ($1.9 million after-tax). Excluding the after-tax impact of the merger-related expenses, net income would have been $2.3 million, or $0.52 per basic share for the quarter ended June 30, 2017. The Company’s annualized return on average assets and average equity were 1.02% and 7.50%, respectively, for the quarter ended June 30, 2018 compared to 0.16% and 1.18%, respectively, (0.96% and 7.04%, respectively, excluding the merger-related expenses) for the quarter ended June 30, 2017.

For the six months ended June 30, 2018, net income was $4.7 million, or $1.01 per basic share compared to $948,000, or $0.28 per basic share for the six months ended June 30, 2017. Merger-related expenses for the six months ended June 30, 2017 were $3.1 million ($2.1 million after tax). Excluding the after-tax impact of merger-related expenses, earnings would have been $3.0 million or $0.89 per basic share. The Company’s annualized return on average assets and average equity were 0.96% and 7.03%, respectively, for the six months ended June 30, 2018 compared to 0.26% and 1.87%, respectively, (0.84% and 5.98%, respectively, excluding the merger-related expenses) for the six months ended June 30, 2017.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of August 6, 2018 and will be paid on August 20, 2018.

Timothy K. Zimmerman, CEO, stated, “We achieved a key goal of moving to Nasdaq during the second quarter. We believe this change will improve liquidity, maintain a more orderly market and expose our stock to a broader group of investors. I am pleased with our second quarter and year to date results. We are beginning to see some impact from rising interest rates and an improving economy. As we anticipated, there is pressure on the interest rate margin, primarily from the cost of funds. However, we still had strong loan production and an increase in deposits in that environment. Loan payoffs and repayments exceeded production and tracked at a much higher than anticipated rate during the first six months of 2018. We attribute that to very liquid business borrowers using funds to reduce debt, an improving general economic environment and to an improving housing market. We’ve continued our emphasis on asset quality, system integration and staffing and expense control as we focus on building broad-based customer relationships.”

All comparisons to three and six months ended June 30, 2017 that follow are to Standard Financial Corp. only through April 7, 2017 and to Standard AVB Financial Corp., which includes the acquisition of Allegheny Valley Bancorp, subsequent to that date.

Total assets at June 30, 2018 increased 1.06% to $982.9 million, from $972.6 million at December 31, 2017. Net loans receivable at June 30, 2018 were $734.9 million, compared to $747.0 million at December 31, 2017. The 1.63% decrease in loans receivable was a result of loan payoffs exceeding loan production during the period.

Total deposits at June 30, 2018 increased 3.44% to $718.7 million from $694.8 million at December 31, 2017. Borrowed funds decreased 9.67% to $125.5 million from $138.9 million. The increase in deposits resulted from increases in demand and savings accounts as well as time deposits. The decrease in borrowed funds was primarily due to the repayment of maturing long term advances and pay downs on both amortizing long term advances and the overnight borrowing line. These decreases were partially offset by new advances entered into during the period.

Stockholders’ equity of $134.6 million increased 0.45% from $134.0 million at December 31, 2017. The slight increase is the result of net income earned during the period offset by a decrease in accumulated other comprehensive income resulting from fair value adjustments on available for sale securities and dividends paid.

Net interest income was $7.4 million for the three months ended June 30, 2018 compared to $7.1 million for the three months ended June 30, 2017. The net interest margin for the 2018 quarter was 3.23%, compared to 3.17% for the prior year quarter, due to an increase in the yield on interest-earning assets offset to some extent by an increase in the yield on interest-bearing liabilities. Net interest income was $14.8 million for the six months ended June 30, 2018, compared to $10.3 million for the six months ended June 30, 2017, due primarily to the inclusion of Allegheny Valley Bank for the full six months in the current year period. The net interest margin for the six months ended June 30, 2018 was 3.25% compared to 3.09% for the six months ended June 30, 2017.

The provision for loan losses recorded for the three months ended June 30, 2018 was $175,000 compared to $167,000 for the three months ended June 30, 2017. The provision amounts were the same for the six month periods ended June 30, 2018 and June 30, 2017. Non-performing loans at both June 30, 2018 and December 31, 2017 were $2.9 million, or 0.39% of total loans.

Noninterest income totaled $1.3 million for the quarter ended June 30, 2018 compared to $1.2 million for the quarter ended June 30, 2017. The increase was primarily the result of equity security fair value adjustment gains recorded during the quarter as well as increases in service charges and investment management fees. Noninterest income was $2.4 million for the six months ended June 30, 2018 compared to $1.8 million for the 2017 period. The increase for the period was primarily due to the inclusion of Allegheny Valley Bank for the full six months in the current year period.

Noninterest expenses totaled $5.4 million for the quarter ended June 30, 2018, compared to $4.8 million, excluding merger expenses, for the quarter ended June 30, 2017. The increase was primarily the result of increased compensation and employee benefits and other operating expenses for the quarter. For the six months ended June 30, 2018, noninterest expenses totaled $11.1 million compared to $7.5 million, excluding merger expenses, for the six months ended June 30, 2017. The three and six month periods in 2017 included merger expenses of $2.8 million and $3.1 million, respectively. The increase in non-interest expenses for the six month period were primarily due to the inclusion of Allegheny Valley Bank operations for the full six month period in the current year.

Standard AVB Financial Corp., with total assets of $ 982.9 million at June 30, 2018, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp. (1)

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest and Dividend Income	$9,195	$8,312	$18,234	$12,460
Interest Expense	1,809	1,256	3,441	2,116
Net Interest Income	7,386	7,056	14,793	10,344
Provision for Loan Losses	175	167	175	167
Net Interest Income after Provision for Loan Losses	7,211	6,889	14,618	10,177
Noninterest Income	1,276	1,245	2,385	1,779
Noninterest Expenses	5,355	4,772	11,135	7,507
Merger Expenses	-	2,837	-	3,089
Income before Income Tax Expense	3,132	525	5,868	1,360
Income Tax Expense	638	140	1,214	412
Net Income	$2,494	$385	$4,654	$948

Earnings Per Share - Basic	$0.54	$0.09	$1.01	$0.28
Earnings Per Share - Diluted	$0.53	$0.08	$0.98	$0.27
Annualized Return on Average Assets	1.02%	0.16%	0.96%	0.26%
Average Assets	$980,242	$963,399	$980,161	$727,163
Annualized Return on Average Equity	7.50%	1.18%	7.03%	1.87%
Average Equity	$133,406	$130,944	$133,520	$102,373
Net Interest Spread	2.96%	3.00%	2.99%	2.88%
Net Interest Margin	3.23%	3.17%	3.25%	3.09%

FINANCIAL CONDITION DATA:	June 30,	December 31,
	2018	2017
Total Assets	$982,938	$972,600
Cash and Cash Equivalents	27,981	16,265
Investment Securities	146,269	133,938
Loans Receivable, Net	734,875	747,035
Deposits	718,722	694,846
Borrowed Funds	125,481	138,913
Total Stockholders' Equity	134,574	133,972

Book Value Per Share	$28.05	$27.97
Tangible Book Value Per Share	$22.07	$21.87

Allowance for Loan Losses	$4,360	$4,127
Non-Performing Loans	$2,913	$2,926
Allowance for Loan Losses to Total Loans	0.59%	0.55%
Allowance for Loan Losses to Non-Performing Loans	149.7%	141.0%
Non-Performing Assets to Total Assets	0.33%	0.34%
Non-Performing Loans to Total Loans	0.39%	0.39%

(1) Financial highlights are for the three and six months ending June 30, 2018 and June 30, 2017, respectively. Financial results for the three and six months ended June 30, 2017 are reflective of Standard Financial Corp. only through April 7, 2017 and of Standard AVB Financial Corp., which includes the acquisition of Allegheny Valley Bancorp, Inc., subsequent to that date.

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.
Reconciliation of Certain Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net Income (GAAP)	$2,494	$385	$4,654	$948
After tax merger-related expenses (GAAP)	-	1,913	-	2,090
Net income, excluding merger-related expenses	$2,494	$2,298	$4,654	$3,038

Earnings Per Share - Basic
GAAP	$0.54	$0.09	$1.01	$0.28
Excluding merger-related expenses	n/a	$0.52	n/a	$0.89

Earnings Per Share - Diluted
GAAP	$0.53	$0.08	$0.98	$0.27
Excluding merger-related expenses	n/a	$0.51	n/a	$0.86

Average Assets (GAAP)	$980,242	$963,399	$980,161	$727,163

Return on Average Assets
GAAP	1.02%	0.16%	0.96%	0.26%
Excluding merger-related expenses	n/a	0.96%	n/a	0.84%

Average Equity (GAAP)	$133,406	$130,944	$133,520	$102,373

Return on Average Equity
GAAP	7.50%	1.18%	7.03%	1.87%
Excluding merger-related expenses	n/a	7.04%	n/a	5.98%